EXHIBIT 10.63A

Stephen D. Finestone (125675)
LAW OFFICES OF STEPHEN D. FINESTONE
456 Montgomery Street, 20th Floor
San Francisco, CA 94104
Telephone: (415) 421-2624
Facsimile:  (415) 398-2820

Dean M. Gloster (State Bar No. 109313)
Sandra Kearney (State Bar No. 154578)
FARELLA BRAUN & MARTEL LLP
Russ Building, 30th Floor
235 Montgomery Street
San Francisco, CA  94104
Telephone:  (415) 954-4400
Facsimile:  (415) 954-4480

Attorneys for Debtor and Debtor in Possession
SHAMAN PHARMACEUTICALS, INC.

UNITED STATES BANKRUPTCY COURT

NORTHERN DISTRICT OF CALIFORNIA

SAN FRANCISCO DIVISION

In re Shaman Pharmaceuticals, Inc.,	Case No. 01-30035 TC

Debtor.	Chapter 11

STIPULATION REGARDING ASSUMPTION AND ASSIGNMENT OF DEBTOR’S LEASE

             The Debtor and Debtor in Possession, Shaman Pharmaceuticals, Inc., a Delaware corporation (“Debtor”), the assignee of its lease, Tularik Inc., a Delaware corporation (“Tularik”) and the Debtor’s landlord, Grand/Roebling Investment Company, a California limited partnership (“Landlord”), by and through their attorneys of record, hereby stipulate and agree to the assumption and assignment of Debtor’s lease to Tularik, as modified as described below, all under the following terms and conditions.

BACKGROUND FACTS

             A.         Debtor is the tenant under that certain Industrial Lease Agreement dated January 1, 1993, as amended (the “Lease”) with Landlord for the premises located in the City of South San Francisco, County of San Mateo, State of California, commonly known as 213 East Grand Avenue, 217 East Grand Avenue, 317 Roebling Road, and 333 Roebling Road (the “Premises”).

             B.          Debtor is the Debtor in Possession in the above-captioned Chapter 11 bankruptcy reorganization case (the “Bankruptcy Case”).

             C.          Debtor agreed, by letter of intent dated February 7, 2001 (the “Letter of Intent”) to assume and assign the Lease to Tularik, under the terms and conditions set forth in the Letter of Intent, all subject to Bankruptcy Court approval.

             D.         Debtor filed a motion to assume and assign the Lease to Tularik (the “Motion”) and Landlord filed an opposition to the Motion.  At the hearing on March 9, 2001, the Bankruptcy Court neither granted nor denied the Motion, but indicated that the Bankruptcy Court would issue a final ruling on the Motion during the week of March 12, 2001.

             E.          After the hearing on the Motion, representatives of the Debtor, the Landlord and Tularik met in person and by phone and reached this agreement (1) to permit assumption and assignment of the Lease under the terms and conditions set forth in this Stipulation and (2) to resolve all disputes among them regarding the Lease, including without limitation claims of damages and breach of the Lease prior to its assignment and assumption.  As part of this Stipulation, Tularik and the Landlord have agreed that Tularik would immediately exercise the first extension option under the Lease for a mutually-agreed Base Rent for the first lease year for the first option period, and agreed to certain other modifications of the Lease, all as described below.

STIPULATION

             The parties agree and hereby stipulate as follows:

             1.          Assumption and Assignment Lease.  Landlord consents to the assumption and assignment of the Lease to Tularik, as the Lease shall be amended consistent with this Stipulation, and agrees that, conditioned on payment of the sums and performance of the obligations set forth in this Stipulation, all existing defaults under the Lease shall be deemed cured as of the Effective Date of the Assignment.  Landlord agrees that the extension options set forth in the Lease may be exercised by Tularik upon assignment of the Lease.  The parties agree that the effective date of the assumption and assignment of the Lease (the “Effective Date”) shall be the later of (A) March 26, 2001 or (B) the eleventh calendar day following entry of the order (the “Order”) by the Bankruptcy Court approving this Stipulation and the assumption and assignment of the Lease, substantially in the form attached as Exhibit A to this Stipulation, which Order contains a finding that Tularik is entitled to the protections of Bankruptcy Code section 363(m) as a purchaser of the Debtor’s leasehold interest in the Lease in good faith, and which Order has not been stayed pending appeal or reversed in the 10 calendar day period following entry of the Order.  Debtor, Tularik, and Landlord shall execute and deliver to one another an assignment and assumption of lease (the “Assignment and Assumption”) in the form attached as Exhibit B to this Stipulation on or prior to March 21, 2001 (the effectiveness of which is conditioned only upon (A) entry of the Order and the passage of ten calendar days after entry without its stay pending appeal or reversal and (B) payment of the sums required by this Stipulation).  On or prior to March 21, 2001, Tularik and Landlord shall execute and deliver to one another an amendment to the Lease that shall include the changed terms set forth in this Stipulation (the “Amendment”), which Amendment is conditioned only upon (A) entry of the Order and the passage of ten calendar days after entry without its stay pending appeal or reversal and (B) payment of the sums required by this Stipulation.

             2.          Payments Among The Parties.  On the Effective Date, Tularik shall pay a total of $1,420,000, including the release to Debtor of the $50,000 (plus interest) held in escrow by Bank of San Francisco, for the assignment of the Lease and shall pay an additional $128,080 as a security deposit to Landlord in connection with the Lease as follows:

•            Tularik shall pay $112,321 to Landlord for the benefit of Debtor to cure all pre-Effective Date defaults for non-payment of Rent (including Additional Rent and insurance operating expenses/taxes incurred) relating to periods prior to the Effective Date of the Assignment (specifically including Excess Rent for sums collected from subtenants through the Effective Date).

•            Landlord shall retain Debtor’s existing $128,080 security deposit, which shall be forfeited to Landlord on the Effective Date.

•            Tularik shall pay $128,080 to Landlord as a replacement security deposit under the Lease.

•            Tularik shall pay $171,920 to Landlord in consideration of Landlord’s agreement to fix the Rent for the first extension term of the Lease as provided in paragraph 6 of this Stipulation and Landlord’s other modification of the terms of the Lease for the benefit of Tularik including those set forth in paragraph 7 of this Stipulation.

•            Tularik shall pay $1,135,759 to Debtor for assignment of Lease (the “Debtor’s Proceeds”).

•            From the Debtor’s Proceeds, Debtor shall pay all brokers’ commissions due and owing in connection with the Assignment of the Lease and shall repay all earnest money deposits advanced by subtenants during Debtor’s bankruptcy proceeding in connection with a motion to approve proposed subleases filed by Debtor.

             3.          Retained Consideration.  In addition to the amounts set forth in paragraph 2 above, Tularik shall retain $50,000 (the “Deferred Amount”) until (the “Deferred Payment Date”) the earlier of (1) February 28, 2003, or (2) the date by which Tularik corrects the Deferred Maintenance Issues (defined below) set forth in paragraph 4 of this Stipulation.  If actual out-of-pocket costs spent by Tularik to correct the Deferred Maintenance Issues exceed $100,000, then Tularik shall apply portions of the $50,000 Deferred Amount to those excess costs.  Tularik shall have no responsibility for the Deferred Maintenance Issues in excess of $150,000.  On the Deferred Payment Date, Tularik shall pay Debtor the unspent balance of the Deferred Amount.

             4.          Deferred Maintenance Issues.  On or before February 28, 2003, Tularik agrees, pursuant to the terms of the Lease, to correct, pursuant to plans and specifications, and using contractors, reasonably approved by Landlord, the deferred maintenance problems existing as of the Effective Date on the Tenant’s Common Areas (defined in the Lease) (“the Deferred Maintenance Issues”) that are the responsibility of the tenant under the Lease, identified in Paragraph 13 of the Declaration of J. Stanley Mattison, dated February 27, 2001, filed in opposition to the Motion.  As discussed in paragraph 3 above, if Tularik’s actual out-of-pocket costs spent correcting the Deferred Maintenance Issues exceed $100,000, Tularik may use the Deferred Amount to pay those excess expenses.  Tularik shall have no obligation to correct the Deferred Maintenance Issues in excess of this $150,000.

             5.          217 Grand Building.  On or before February 28, 2008, Tularik agrees to repair the interior of the building at 217 East Grand Avenue (“217 Grand”) to return it to a condition that is habitable and usable, pursuant to plans and specifications, and using contractors, approved by Landlord in its reasonable discretion.  Tularik may finish the space as laboratory space, office or administrative space, or a mixture of those spaces and warehouse space.

             6.          Exercise of First Extension Option; Extension Term Rent.  Landlord and Tularik agree that as of the Effective Date Tularik shall have been deemed to have exercised the first extension option in the Lease for the first extension term running through February 28, 2008, and Landlord accepts this exercise of the first extension option.  Landlord and Tularik agree that the Base Rent for the first year of that extension term commencing March 1, 2003 shall be $250,000 per month and the Base Rent for the remainder of the first and second extension term shall be increased by an amount equal to three percent (3%) per year.

             7.          Modifications to Lease.  Notwithstanding Bankruptcy Code Section 365(f) and the Standor Jewelers case, the parties to the Stipulation agree that through February 28, 2003, Tularik shall continue to pay Landlord 25 percent of the excess rents collected by Tularik from each subtenant in the premises as provided in Section 10.02(d) of the Lease, but from and after March 1, 2003 Landlord shall no longer be entitled to any portion of any sublease or assignment proceeds received by Tularik with respect to the Premises.

             8.          Other Matters.  Debtor agrees to indemnify, defend, protect and hold harmless both Landlord and Tularik from and against any and all claims from existing subtenants on the Premises for (a) return of security deposits paid by those subtenants to Debtor and (b) earnest money deposits advanced by any subtenants in connection with Debtor’s motion to approve their subleases or proposed subleases during Debtor’s bankruptcy proceeding.  Debtor also agrees to indemnify, defend, protect and hold harmless Tularik from any claim (other than the obligations assumed by Tularik in paragraphs 4 and 5 of this Stipulation) by any third party, including, without limitation, Landlord or any subtenant for claims arising on or before (but not after) the Effective Date arising from, in connection with, or related to Debtor’s leasehold, possession of the Premises, subleasing on the Premises, or the Lease.  (This indemnification shall not apply to any breach by Tularik after the Effective Date of a sublease identified on Schedule 1 to the Assignment of Lease attached as Exhibit B to this Stipulation.)  Further, Debtor agrees to indemnify, defend, protect and hold harmless both Tularik and Landlord from and against any claim or liabilities for any broker’s commission with respect to this assumption and assignment of the Lease or any subleases entered into by Debtor, or any broker’s agreement entered into by Debtor.  Landlord consents to the rent-free sublease of a 5,000 square foot portion of the Premises to Debtor for six months after the Effective Date as contemplated in the Assignment of Lease attached as Exhibit B to this Stipulation.  The parties agree to execute and deliver and further documents that may be necessary to carry out the terms of the Stipulation, including without limitation any amendment to the Lease necessary or appropriate to reflect its terms.  This Stipulation is the result of negotiations among all three parties and shall not be construed in favor of any party as the non-drafting party.  The terms of this Stipulation shall supercede the Letter of Intent, the Motion, and (until amended to reflect the changes set forth in this Stipulation) the Lease.

             9.          Releases.  Subject to conditions precedent of payment of the sums set forth in paragraph 2, execution and delivery of the Assignment of Lease and execution and delivery of the Amendment as required by this Stipulation, the parties agree as follows:  Except for the obligations set forth in this Stipulation, and except for the obligations of Tularik and Landlord to each other under the Lease from and after the Effective Date, each of the parties to this Stipulation hereby releases the other parties, together with any of their officers, directors, partners, agents, or attorneys from any and all claims or liabilities.  Each of the parties explicitly agrees to waive the protections of California Civil Code § 1542 which provides that “a general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”  Except as set forth in this Stipulation with respect to the payment obligations under this Stipulation and the obligation of Tularik in paragraph 4 to correct Deferred Maintenance Issues and in paragraph 5 to repair the 217 Grand building, Landlord expressly waives all defaults, claims or claimed defaults arising prior to the Effective Date against either Debtor or Tularik in connection with the Lease, and Debtor expressly waives all defaults, claims or claimed defaults against Landlord arising prior to the Effective Date in connection with the Lease.  Following the Effective Date, Landlord agrees not to assert any such pre-Effective Date claims against Debtor or Tularik, in the bankruptcy proceeding of Debtor or otherwise.

DATED: March 19, 2001	FARELLA BRAUN & MARTEL LLP

/s/ Dean M. Gloster
Dean M. Gloster Attorneys for Debtor and Debtor in Possession
SHAMAN PHARMACEUTICALS, INC.

DATED: March 19, 2001	COOLEY GODWARD LLP

/s/ Robert L. Eisenbach III
Robert L. Eisenbach III
Attorneys for TULARIK INC.

DATED: March 19, 2001	SEDGWICK, DETERT, MORAN & ARNOLD

/s/ Gary c. Sheppard
Gary C. Sheppard
Attorneys for GRAND/ROEBLING INVESTMENT COMPANY